EXHIBIT 99.3
------------



JONES LANG
LASALLE                           NEWS RELEASE


For Immediate Release             200 East Randolph Drive
                                  Chicago, Illinois 60601

                                  22 Hanover Square
                                  London W1A 2BN



Contact:         Lauralee Martin
                 Chief Financial Officer

Phone:           +1 312 228 2073

Email:           Lauralee.martin@am.joneslanglasalle.com




      JONES LANG LASALLE REPORTS IMPROVED SECOND QUARTER RESULTS


     CHICAGO AND LONDON, JULY 31, 2002 - Jones Lang LaSalle Incorporated (NYSE: JLL), the leading global real estate services and investment management firm, today reported net income for the second quarter of $3.5 million, or $0.11 per share, in line with expectations and one cent ahead of the First Call consensus estimates. Results compare favorably with the prior year's second quarter adjusted net loss of $0.3 million, or $0.01 per share, and GAAP net loss of $1.9 million, or $0.06 per share.

     Reflecting the generally slow economic conditions worldwide, revenues in the quarter declined to $190.9 million, down 5 percent from the prior year period. Offsetting the lower revenues, operating expenses declined 8 percent to $178.4 million. The expense reductions were primarily due to the benefits of management actions last year to bring the organization in line with the expected 2002 business environment together with continued tight expense controls.

---------------------------------------------------------------------------

SECOND QUARTER RESULTS HIGHLIGHTS

..    Second quarter net income of $3.5 million versus prior year loss

..    Operating expenses down 8 percent from 2001

..    Debt reduction of $37 million from prior year

---------------------------------------------------------------------------

     EBITDA in the quarter increased to $20.1 million, up $2.6 million from the prior year adjusted EBITDA of $17.5 million. Reflecting the continued strong business cash flows and aggressive focus on receivables management, debt was reduced from the prior year period by $37 million, despite a $23 million increase in the book value of the company's Eurobonds due to the weakening U.S. dollar. Lower debt balances in the quarter resulted in a $1.3 million reduction in interest expense year over year.



                               --more--

JONES LANG LASALLE REPORTS IMPROVED SECOND QUARTER RESULTS - ADD ONE


     "We are pleased to report results for the quarter in line with our targets. The revenue declines, resulting from continued economic weakness and lack of business confidence, underscore the importance of our quick management actions in late 2001 to reduce costs throughout our business. Our people have done an excellent job of managing the variables in our control, including both new client and assignment wins and tight cost controls," said Chris Peacock, President and Chief Executive Officer of Jones Lang LaSalle.

     Year to date, the company reported a loss of $1.4 million, or $0.05 per share, which compared favorably with the adjusted net loss of $3.2 million, or $0.11 per share, in the first half of 2001. Revenues year to date of $352.7 million and expenses of $344.3 million were both down 12
percent.   Year-to-date expense reductions of $49 million include $11 million related to bonus accrual timing that is temporary. EBITDA for the six months totalled $25.4 million.

     The second quarter and first half results include the benefit of $2.4 million and $4.8 million respectively, from adoption of the SFAS 142 accounting standard. No impairment charges were necessary with the adoption of this standard. The adjusted results for second quarter of 2001 exclude non-operational, non-recurring charges of $1.5 million for global business restructuring and $1.1 million of e-commerce investment writedowns. For the first half adjusted results of 2001, there was an additional $1.1 million non-operational, non-recurring charge for the writedown of a broadband investment. The GAAP net loss for the first half of 2001 was $5.5 million, or $0.18 per share.


BUSINESS SEGMENT PERFORMANCE HIGHLIGHTS

     OWNER AND OCCUPIER SERVICES

     .     AMERICAS

           Operating income in the second quarter was $3.0 million versus $3.6 million for the prior year period. Year-to-date operating income of $0.9 million compared strongly to a loss in the prior year of $7.2 million. Results were driven by cost savings, with expenses down $17 million or 23 percent for the quarter and $34 million or 24 percent year to date. Included in the expense reductions are lower bonus accruals of $3.3 million and $6.1 million, respectively, that are booked relative to performance and will be recaptured later in the year. Revenues in the second quarter of $58.3 million were down 23 percent, principally due to Investor Services leasing transaction declines. Converting the firm's strong leasing mandates into completed transactions is expected to remain a challenge for the balance of the year.


     .     EUROPE

     Operating income in the second quarter of $6.0 million improved 5 percent over the prior year period. Year-to-date operating income was down 56 percent. Second quarter performance was driven by revenues of $79.2 million which showed a solid recovery from the weakness in the first quarter of 2002. Strong performance in the Netherlands and a $3.5 million incentive fee in the Swedish joint venture offset continued weakness in England and Germany and a slippage in the timing of the completion of transactions in France and Belgium. The strengthening European currencies increased reported revenues and expenses in the quarter by $3 million when compared to the prior year period. Underlying cost savings were masked by the impact of the strengthening European currencies increasing reported expenses and an increased bonus accrual of $3.2 million in the quarter reflecting the stronger revenue performance. Year-to-date expenses were down $12 million or 8 percent, including a lower bonus accrual of $4.8 million.

                               --more--

JONES LANG LASALLE REPORTS IMPROVED SECOND QUARTER RESULTS - ADD TWO


     .     ASIA PACIFIC

     Operating income in the quarter improved to $1.3 million versus a loss of $2.4 million in the second quarter of 2001, bringing the first half improvement year over year to $3.1 million. Revenues of $32.0 million, up 11 percent, were driven by strong performances from Australia, Hong Kong, Korea and Japan, which offset the continued slowdown in Singapore. The strengthening Australian dollar increased reported revenues and expenses by $1.0 million when compared to the prior year.


INVESTMENT MANAGEMENT

     LaSalle Investment Management's second quarter operating income of $2.3 million compared favorably against the prior period operating loss of $0.5 million. Revenues of $21.6 million were up 10 percent with expenses relatively flat due to tight cost controls while continuing to invest in people required for new fund growth. Net co-investment fundings in the quarter increased $8.2 million with the second close of Income and Growth III and its acquisition of three properties. Year-to-date growth in net co-investment fundings is $12.1 million.


OUTLOOK FOR REMAINDER OF 2002

     "Our business is strong and we are winning major new assignments in line with our global strategy, however, the current world economic outlook continues to negatively affect real estate activities worldwide," said
Mr. Peacock. "We continue to be cautious about the balance of the year as economic messages around the world are mixed and the timing of recoveries remains uncertain. However, taking into account our aggressive focus on costs, continued debt reduction and interest expense savings, and an expected improvement in our effective tax rate, we are not at this point changing our target range. For the third quarter we expect earnings to be in the range of $0.35-$0.45 and for the full year $1.65-$1.70 per fully diluted share, although the likely outcome will be around the lower end of the range."


ABOUT JONES LANG LASALLE

     Jones Lang LaSalle is the world's leading real estate services and investment management firm, operating across more than 100 markets on five continents. The company provides comprehensive integrated expertise, including management services, implementation services and investment management services on a local, regional and global level to owners, occupiers and investors. Jones Lang LaSalle is also the industry leader in property and corporate facility management services, with a portfolio of approximately 725 million square feet (67 million square meters) under management worldwide. LaSalle Investment Management, the company's investment management business, is one of the world's largest and most diverse real estate investment management firms, with in excess of $22 billion of assets under management.














                               --more--

JONES LANG LASALLE REPORTS IMPROVED SECOND QUARTER RESULTS - ADD THREE


Statements in this press release regarding, among other things, future financial results and performance, achievements, plans and objectives may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance, achievements, plans and objectives of Jones Lang LaSalle to be materially different from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include those discussed under "Business," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Quantitative and Qualitative Disclosures about Market Risk," and elsewhere in Jones Lang LaSalle's Annual Report on Form 10-K for the year ended December 31, 2001, under "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Quantitative and Qualitative Disclosures about Market Risk," and elsewhere in Jones Lang LaSalle's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, in Jones Lang LaSalle's Proxy Statement dated April 4, 2002, and in other reports filed with the Securities and Exchange Commission. Statements speak only as of the date of this release. Jones Lang LaSalle expressly disclaims any obligation or undertaking to update or revise any forward-looking statements contained herein to reflect any change in Jones Lang LaSalle's expectations or results, or any change in events.



                                #  #  #



NOTE TO EDITORS:

     . Media contacts may listen only to the Jones Lang LaSalle second quarter results discussion at 9 a.m. EDT on Aug 1 with investors and market analysts by dialing +1 719 457 2693.

     . A web cast of the conference call is available at http://www.firstcallevents.com/service/ajwz363584876gf12.html

     . A replay of the call may be accessed by dialing +1 719 457 0820 outside the United States and +1 888 203 1112 in the United States from noon EDT on Aug. 1, 2002, through 5:00 p.m. (EDT) on Aug. 15, 2002. The replay passcode is 233719.

                                       JONES LANG LASALLE INCORPORATED

                                Adjusted Consolidated Statements of Earnings

                          For the Three and Six Months Ended June 30, 2002 and 2001
                                      (in thousands, except share data)
                                                 (Unaudited)


                                               THREE MONTHS ENDED                SIX MONTHS ENDED
                                                    JUNE 30,                         JUNE 30,
                                         ----------------------------     ----------------------------
                                                             2001              2002           2001
                                                           Adjusted          Adjusted       Adjusted
                                             2002           (1)(2)             (1)           (1)(2)
                                          ----------      -----------       ----------     -----------
Revenue:
  Fee based services. . . . . . . .       $  189,549          198,597          349,824         394,085
  Equity in earnings from
    unconsolidated ventures . . . .              659            1,341              501           3,857
  Other income. . . . . . . . . . .              726            1,038            2,411           1,883
                                          ----------       ----------       ----------      ----------
      Total revenue . . . . . . . .          190,934          200,976          352,736         399,825

Operating expenses:
  Compensation and benefits . . . .          119,859          127,912          230,802         262,389
  Operating, administrative and
    other . . . . . . . . . . . . .           49,166           54,585           94,666         107,500
  Depreciation and amortization . .            9,350           12,091           18,821          23,422
                                          ----------       ----------       ----------      ----------
      Total operating expenses
        excluding non-recurring and
        restructuring charges . . .          178,375          194,588          344,289         393,311
                                          ----------       ----------       ----------      ----------

      Adjusted operating income
        excluding non-recurring and
        restructuring charges . . .           12,559            6,388            8,447           6,514

Interest expense, net of interest
  income. . . . . . . . . . . . . .            4,669            5,981            8,587          10,827
                                          ----------       ----------       ----------      ----------







                                                      5




                                       JONES LANG LASALLE INCORPORATED

                          Adjusted Consolidated Statements of Earnings - Continued



                                               THREE MONTHS ENDED                SIX MONTHS ENDED
                                                    JUNE 30,                         JUNE 30,
                                         ----------------------------     ----------------------------
                                                             2001              2002           2001
                                                           Adjusted          Adjusted       Adjusted
                                             2002           (1)(2)             (1)           (1)(2)
                                          ----------      -----------       ----------     -----------
Adjusted income (loss) before
  provision (benefit) for income
  taxes and minority interest . . .            7,890              407             (140)         (4,313)


Net provision (benefit) for
  income taxes  . . . . . . . . . .            3,155              155              (57)         (1,639)
Minority interests in earnings
  of subsidiaries . . . . . . . . .            1,229              565            1,292             531
                                          ----------       ----------       ----------      ----------
      Adjusted net income (loss)
        excluding non-recurring and
        restructuring charges . . .       $    3,506             (313)          (1,375)         (3,205)
                                          ==========       ==========       ==========      ==========

Adjusted income (loss) per
  common share. . . . . . . . . . .       $     0.11            (0.01)           (0.05)          (0.11)
                                          ==========       ==========       ==========      ==========

Adjusted weighted average
  shares outstanding. . . . . . . .       31,871,256       29,775,259       30,244,245      29,946,909
                                          ==========       ==========       ==========      ==========

Adjusted EBITDA Calculation (3)
  Adjusted operating income . . . .       $   12,559            6,388            8,447           6,514
  Depreciation and amortization . .            9,350           12,091           18,821          23,422
  Minority interests in EBITDA. . .           (1,764)          (1,008)          (1,834)           (923)
                                          ----------       ----------       ----------      ----------
      Adjusted EBITDA . . . . . . .       $   20,145           17,471           25,434          29,013
                                          ==========       ==========       ==========      ==========






Please reference attached financial statement notes.
                                                      6

                                       JONES LANG LASALLE INCORPORATED

                                     Consolidated Statements of Earnings

                          For the Three and Six Months Ended June 30, 2002 and 2001
                                      (in thousands, except share data)
                                                 (Unaudited)


                                               THREE MONTHS ENDED                SIX MONTHS ENDED
                                                    JUNE 30,                         JUNE 30,
                                         ----------------------------     ----------------------------
                                             2002           2001 (2)           2002          2001 (2)
                                          ----------      -----------       ----------     -----------
Revenue:
  Fee based services. . . . . . . .       $  189,549          198,597          349,824         394,085
  Equity in earnings from
    unconsolidated ventures . . . .              659            1,341              501           3,857
  Other income. . . . . . . . . . .              726            1,038            2,411           1,883
                                          ----------       ----------       ----------      ----------

      Total revenue . . . . . . . .          190,934          200,976          352,736         399,825

Operating expenses:
  Compensation and benefits . . . .          119,859          127,912          230,802         262,389
  Operating, administrative and
    other . . . . . . . . . . . . .           49,166           54,585           94,666         107,500
  Depreciation and amortization . .            9,350           12,091           18,821          23,422
                                          ----------       ----------       ----------      ----------

      Total operating expenses
        before non-recurring and
        restructuring charges . . .          178,375          194,588          344,289         393,311
                                          ----------       ----------       ----------      ----------

Operating income before non-recurring
  and restructuring charges . . . .           12,559            6,388            8,447           6,514

Non-operational non-recurring
  charges . . . . . . . . . . . . .            --               1,056            --              2,111
Restructuring charges . . . . . . .            --               1,539            --              1,539
                                          ----------       ----------       ----------      ----------

      Total operating expenses. . .          178,375          197,183          344,289         396,961
                                          ----------       ----------       ----------      ----------

      Operating income. . . . . . .           12,559            3,793            8,447           2,864


                                                      7




                                       JONES LANG LASALLE INCORPORATED

                               Consolidated Statements of Earnings - Continued



                                               THREE MONTHS ENDED                SIX MONTHS ENDED
                                                    JUNE 30,                         JUNE 30,
                                         ----------------------------     ----------------------------
                                             2002           2001 (2)           2002          2001 (2)
                                          ----------      -----------       ----------     -----------
Interest expense, net of interest
  income. . . . . . . . . . . . . .            4,669            5,981            8,587          10,827
                                          ----------       ----------       ----------      ----------
      Income (loss) before provision
        (benefit) for income taxes and
        minority interest . . . . .            7,890           (2,188)            (140)         (7,963)

Net provision (benefit) for
  income taxes  . . . . . . . . . .            3,155             (831)             (57)         (3,026)
Minority interests in earnings of
  subsidiaries. . . . . . . . . . .            1,229              565            1,292             531
                                          ----------       ----------       ----------      ----------
      Net income (loss) before
        cumulative effect of change
        in accounting principle . .            3,506           (1,922)          (1,375)         (5,468)

Cumulative effect of change in
  accounting principle. . . . . . .            --               --                 846           --
                                          ----------       ----------       ----------      ----------

      Net income (loss) . . . . . .       $    3,506           (1,922)            (529)         (5,468)
                                          ==========       ==========       ==========      ==========

Basic earnings (loss) per common
  share before cumulative effect of
  change in accounting principle. .       $     0.12            (0.06)           (0.05)          (0.18)

Cumulative effect of change in
  accounting principle. . . . . . .            --               --                0.03           --
                                          ----------       ----------       ----------      ----------

Basic earnings (loss) per
  common share. . . . . . . . . . .       $     0.12            (0.06)           (0.02)          (0.18)
                                          ==========       ==========       ==========      ==========
Basic weighted average shares
  outstanding . . . . . . . . . . .       30,278,032       29,775,259       30,244,245      29,946,909
                                          ==========       ==========       ==========      ==========




                                                      8




                                       JONES LANG LASALLE INCORPORATED

                               Consolidated Statements of Earnings - Continued



                                               THREE MONTHS ENDED                SIX MONTHS ENDED
                                                    JUNE 30,                         JUNE 30,
                                         ----------------------------     ----------------------------
                                             2002           2001 (2)           2002          2001 (2)
                                          ----------      -----------       ----------     -----------

Diluted earnings (loss) per common
  share before cumulative effect of
  change in accounting principle. .       $     0.11            (0.06)           (0.05)          (0.18)

Cumulative effect of change in
  accounting principle. . . . . . .            --               --                0.03           --
                                          ----------       ----------       ----------      ----------

Diluted earnings (loss) per
  common share. . . . . . . . . . .       $     0.11            (0.06)           (0.02)          (0.18)
                                          ==========       ==========       ==========      ==========

Diluted weighted average shares
  outstanding . . . . . . . . . . .       31,871,256       29,775,259       30,244,245      29,946,909
                                          ==========       ==========       ==========      ==========






















Please reference attached financial statement notes.
                                                      9

                                       JONES LANG LASALLE INCORPORATED

                                          Segment Operating Results

                          For the Three and Six Months Ended June 30, 2002 and 2001
                                               (in thousands)
                                                 (Unaudited)


                                               THREE MONTHS ENDED                SIX MONTHS ENDED
                                                    JUNE 30,                         JUNE 30,
                                         ----------------------------     ----------------------------
                                                             2001              2002           2001
                                                           Adjusted          Adjusted       Adjusted
                                             2002           (1)(2)             (1)           (1)(2)
                                          ----------      -----------       ----------     -----------
OWNER & OCCUPIER SERVICES -
  AMERICAS
    Revenue:
      Implementation services . . .       $   26,482           38,301           47,063          63,797
      Management services . . . . .           31,847           35,913           63,082          70,930
      Equity earnings (losses). . .             (472)             335             (482)            335
      Other services. . . . . . . .              310              437              667             723
      Intersegment revenue. . . . .               85              550              202             710
                                          ----------       ----------       ----------      ----------
                                              58,252           75,536          110,532         136,495
    Operating expenses:
      Compensation, operating and
        administrative  . . . . . .           50,466           65,678           99,976         131,663
      Depreciation and amortization            4,739            6,300            9,632          11,990
                                          ----------       ----------       ----------      ----------
          Operating income (loss)(4)      $    3,047            3,558              924          (7,158)
                                          ==========       ==========       ==========      ==========

  EUROPE
    Revenue:
      Implementation services . . .       $   58,193           56,046          103,339         121,281
      Management services . . . . .           20,803           21,304           39,147          41,570
      Other services. . . . . . . .              155              249            1,002             436
                                          ----------       ----------       ----------      ----------
                                              79,151           77,599          143,488         163,287
    Operating expenses:
      Compensation, operating and
        administrative  . . . . . .           70,473           68,771          131,984         142,786
      Depreciation and amortization            2,712            3,128            5,268           6,185
                                          ----------       ----------       ----------      ----------
          Operating income (4). . .       $    5,966            5,700            6,236          14,316
                                          ==========       ==========       ==========      ==========

                                                     10




                                       JONES LANG LASALLE INCORPORATED

                                    Segment Operating Results - Continued



                                               THREE MONTHS ENDED                SIX MONTHS ENDED
                                                    JUNE 30,                         JUNE 30,
                                         ----------------------------     ----------------------------
                                                             2001              2002           2001
                                                           Adjusted          Adjusted       Adjusted
                                             2002           (1)(2)             (1)           (1)(2)
                                          ----------      -----------       ----------     -----------
  ASIA PACIFIC
    Revenue:
      Implementation services . . .       $   19,685           16,766           34,577          33,154
      Management services . . . . .           12,030           11,539           22,957          22,694
      Other services. . . . . . . .              253              354              658             697
                                          ----------       ----------       ----------      ----------
                                              31,968           28,659           58,192          56,545
    Operating expenses:
      Compensation, operating and
        administrative  . . . . . .           29,106           29,365           56,640          58,204
      Depreciation and amortization            1,587            1,681            3,306           3,275
                                          ----------       ----------       ----------      ----------
          Operating income (loss)(4)      $    1,275           (2,387)          (1,754)         (4,934)
                                          ==========       ==========       ==========      ==========

INVESTMENT MANAGEMENT -
  Revenue:
    Implementation services . . . .       $    --               1,044              353           1,839
    Advisory fees . . . . . . . . .           20,517           17,663           39,308          38,768
    Equity earnings   . . . . . . .            1,131            1,006              983           3,522
    Other services. . . . . . . . .            --                  19               82              79
                                          ----------       ----------       ----------      ----------
                                              21,648           19,732           40,726          44,208
  Operating expenses:
    Compensation, operating and
      administrative  . . . . . . .           19,065           19,233           37,070          37,946
    Depreciation and amortization .              312              982              615           1,972
                                          ----------       ----------       ----------      ----------
          Operating income (loss)(4)      $    2,271             (483)           3,041           4,290
                                          ==========       ==========       ==========      ==========

                                                     11




                                       JONES LANG LASALLE INCORPORATED

                                    Segment Operating Results - Continued



                                               THREE MONTHS ENDED                SIX MONTHS ENDED
                                                    JUNE 30,                         JUNE 30,
                                         ----------------------------     ----------------------------
                                                             2001              2002           2001
                                                           Adjusted          Adjusted       Adjusted
                                             2002           (1)(2)             (1)           (1)(2)
                                          ----------      -----------       ----------     -----------

Total segment revenue . . . . . . .       $  191,019          201,526          352,938         400,535
Intersegment revenue eliminations .              (85)            (550)            (202)           (710)
                                          ----------       ----------       ----------      ----------
          Total revenue . . . . . .       $  190,934          200,976          352,736         399,825
                                          ==========       ==========       ==========      ==========


Total segment operating expenses. .       $  178,460          195,138          344,491         394,021
Intersegment operating expense
  eliminations. . . . . . . . . . .              (85)            (550)            (202)           (710)
                                          ----------       ----------       ----------      ----------
          Total operating expenses
            before non-recurring and
            restructuring charges .       $  178,375          194,588          344,289         393,311
                                          ==========       ==========       ==========      ==========

          Operating income before
            non-recurring and
            restructuring charges .       $   12,559            6,388            8,447           6,514
                                          ==========       ==========       ==========      ==========















Please reference attached financial statement notes.
                                                     12

                    JONES LANG LASALLE INCORPORATED

                      Consolidated Balance Sheets

                  June 30, 2002 and December 31, 2001
                            (in thousands)
                              (Unaudited)



                                            June 30,  December 31,
                                             2002         2001
                                          ----------- ------------
ASSETS
------

Current assets:
  Cash and cash equivalents . . . . . . . $     7,964       10,446
  Trade receivables, net of allowances. . 169,572 222,590 Notes receivable and advances to
    real estate ventures. . . . . . . . .       3,808        3,847
  Other receivables . . . . . . . . . . .      14,580        9,553
  Prepaid expenses. . . . . . . . . . . .      11,213       11,802
  Deferred tax assets . . . . . . . . . .      17,579       16,935
  Other assets. . . . . . . . . . . . . .      15,045       11,340
                                           ----------   ----------
      Total current assets. . . . . . . .     239,761      286,513

Property and equipment, at cost,
  less accumulated depreciation . . . . .      84,821       92,503

Intangibles resulting from business
  acquisitions and JLW merger, net of
  accumulated amortization. . . . . . . .     333,044      328,169

Investments in real estate ventures . . .      66,350       56,899
Long-term receivables, net. . . . . . . .      22,986       17,375
Prepaid pension asset . . . . . . . . . .      12,086       14,384
Deferred tax assets . . . . . . . . . . .      24,066       25,770
Debt issuance costs . . . . . . . . . . .       4,857        5,407
Other assets, net . . . . . . . . . . . .       8,311        8,707
                                           ----------   ----------

                                           $  796,282      835,727
                                           ==========   ==========

                    JONES LANG LASALLE INCORPORATED

                                            June 30,  December 31,
                                             2002         2001
                                          ----------- ------------

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

Current liabilities:
  Accounts payable and
    accrued liabilities . . . . . . . . .  $   91,051      116,968
  Accrued compensation  . . . . . . . . .      59,874      131,680
  Short-term borrowings . . . . . . . . .      15,765       15,497
  Deferred tax liabilities. . . . . . .           206           23
  Other liabilities . . . . . . . . . . .      18,384       23,467
                                           ----------   ----------
        Total current liabilities . . . .     185,280      287,635

Long-term liabilities:
  Credit facilities . . . . . . . . . . .      88,716       59,854
  9% Senior Notes, due 2007 . . . . . . .     163,564      146,768
  Deferred tax liabilities. . . . . . . .       4,827        6,567
  Other . . . . . . . . . . . . . . . . .      24,701       19,733
                                           ----------   ----------
        Total liabilities . . . . . . . .     467,088      520,557

Commitments and contingencies

Minority interest in
  consolidated subsidiaries . . . . . . .       2,266          789

Stockholders' equity:
  Common stock, $.01 par value per share,
    100,000,000 shares authorized;
    30,386,902 and 30,183,450 shares
    issued and outstanding as of June 30,
    2002 and December 31, 2001,
    respectively. . . . . . . . . . . . .         304          302
  Additional paid-in capital. . . . . . .     474,478      463,926
  Deferred stock compensation . . . . . .     (10,714)      (6,038)
  Retained deficit. . . . . . . . . . . .    (123,050)    (122,521)
  Stock held in trust . . . . . . . . .          (460)      (1,658)
  Accumulated other comprehensive income.     (13,630)     (19,630)
                                           ----------   ----------
        Total stockholders' equity. . . .     326,928      314,381
                                           ----------   ----------
                                           $  796,282      835,727
                                           ==========   ==========















Please reference attached financial statement notes.

                    JONES LANG LASALLE INCORPORATED

           Summarized Consolidated Statements of Cash Flows

                Six Months Ended June 30, 2002 and 2001
                            (in thousands)
                              (Unaudited)





                                            2002 (5)     2001 (5)
                                           ----------   ----------

Cash provided by earnings . . . . . . . .  $   27,591       31,220

Cash used in working capital. . . . . . .     (47,035)     (97,252)

Cash used in investing activities . . . .     (15,028)      (4,021)

Cash provided by financing activities . .      31,990       61,285
                                           ----------   ----------

          Net decrease in cash. . . . . .      (2,482)      (8,768)


Cash and cash equivalents,
  beginning of period . . . . . . . . . .      10,446       18,843
                                           ----------   ----------

Cash and cash equivalents,
  end of period . . . . . . . . . . . . .  $    7,964       10,075
                                           ==========   ==========


































Please reference attached financial statement notes.

                                       JONES LANG LASALLE INCORPORATED

                         CURRENCY ANALYSIS OF REVENUES AND ADJUSTED OPERATING INCOME
                                                (in millions)
                                                 (Unaudited)

                                     Pound                                 US
                                   Sterling                Australian    Dollar
                                      (6)        Euro        Dollar        (6)        Other       Total
                                   --------    --------    ----------   --------    --------    --------
                                       $           $            $           $           $           $
REVENUES (1)

 2002
    Q1, 2002                           34.5        32.7          9.2        59.7        25.7       161.8
    Q2, 2002                           47.1        31.9         12.5        66.6        32.8       190.9
                                     ------      ------       ------      ------      ------      ------
   Total                               81.6        64.6         21.7       126.3        58.5       352.7
                                     ======      ======       ======      ======      ======      ======

 2001
    Q1, 2001                           46.3        43.1         11.2        73.9        24.3       198.8
    Q2, 2001                           42.6        35.0         10.6        82.8        30.0       201.0
                                     ------      ------       ------      ------      ------      ------
   Total                               88.9        78.1         21.8       156.7        54.3       399.8
                                     ======      ======       ======      ======      ======      ======


ADJUSTED OPERATING INCOME (1)(6)

 2002
    Q1, 2002                           -2.5         3.8         -2.5        -1.0        -1.9        -4.1
    Q2, 2002                            7.5        -0.2         -0.3         2.9         2.6        12.5
                                     ------      ------       ------      ------      ------      ------
   Total                                5.0         3.6         -2.8         1.9         0.7         8.4
                                     ======      ======       ======      ======      ======      ======

 2001
    Q1, 2001                           -0.4         8.7         -0.5        -4.2        -3.5         0.1
    Q2, 2001                            1.8         3.9         -0.8         3.9        -2.4         6.4
                                     ------      ------       ------      ------      ------      ------
   Total                                1.4        12.6         -1.3        -0.3        -5.9         6.5
                                     ======      ======       ======      ======      ======      ======




Please reference attached financial statement notes.

                                                     16


                    JONES LANG LASALLE INCORPORATED
                       Financial Statement Notes


(1) Adjusted results for the six months ended June 30, 2002 exclude the cumulative effect of change in accounting principle relating to the adoption of SFAS 142. There were no adjustments to the results for the three months ended June 30, 2002. Adjusted results for the three and six months ended June 30, 2001 exclude non-recurring and restructuring charges. Non-recurring charges relate to the write-down of investments in e-commerce ventures. Restructuring charges relate to severance and professional fees associated with the realignment of our business. This analysis is not intended to be a presentation in accordance with generally accepted accounting principles (GAAP).

(2) Certain prior year amounts have been reclassified to conform with the current presentation. In particular, in 2002, we began accounting for the revenues of our Global Consulting unit on a gross basis, as opposed to netting these revenues into expenses. These revenues amounted to $2.4 million and $4.1 million in the three and six months ended June 30, 2001, respectively.

(3) Adjusted EBITDA represents earnings before interest expense, income taxes, depreciation and amortization, and excludes Minority Interests in EBITDA. For the six months ended June 30, 2002, Adjusted EBITDA excludes the cumulative effect of change in accounting principle resulting from the adoption of SFAS 142. For the three and six months ended June 30, 2001, Adjusted EBITDA excludes non-recurring and restructuring charges. Management believes that Adjusted EBITDA is useful to investors as a measure of operating performance, cash generation and ability to service debt. However, Adjusted EBITDA should not be considered an alternative to (i) net earnings (determined in accordance with GAAP), (ii) operating cash flows (determined in accordance with GAAP), or (iii) liquidity.

(4) For purposes of this analysis we have determined that the allocation of the non-recurring charges to our segments is not meaningful to investors. Additionally, we evaluate the performance of our segment results without these charges being allocated.

(5) The consolidated statements of cash flows are presented in summarized form. Please reference our second quarter Form 10-Q for detailed consolidated statements of cash flows.

(6) The objective of this presentation is to provide guidance as to the key currencies that the Company does business in and their significance to reported revenues and adjusted operating income. The adjusted operating income sourced in pound sterling and US dollars understates the profitability of the businesses in the United Kingdom and America because it includes the locally incurred expenses of our global offices in London and Chicago, respectively, as well as the European regional office in London. The revenues and adjusted operating income of the global investment management business are allocated to their underlying currency, which means that this analysis may not be consistent with the performance of the geographic OOS segments. In particular, as incentive fees are earned by this business, there may be significant shifts in the geographic mix of revenues and adjusted operating income.











                                  17